EXHIBIT 99.1

ResCare Reports Fourth Quarter and Year-End 2009 Results

Company Records Non-Cash Impairment Charges and Provides 2010 Guidance

LOUISVILLE, Ky., March 8, 2010 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Financial Results

Revenues for the fourth quarter of 2009 were $387.2 million, a decrease of 2% from the prior year period due primarily to the loss of two Job Corps centers during 2009, recent rate reductions in certain states and changes in contract awards and program cuts in our Education unit. During the fourth quarter of 2009, the Company recorded pre-tax, non-cash charges totaling $72.0 million ($47.1 million, net of tax, or $1.63 per diluted common share) as a result of the partial impairment of goodwill and other long-lived assets at three of its reporting units. The Company also increased its legal reserves by $5.0 million. Net loss attributable to common shareholders was $41.8 million, or $1.45 per diluted common share, for the fourth quarter of 2009, compared with net income of $12.6 million, or $0.44 per diluted common share, in the same period of 2008. The 2008 period included a $4.1 million ($2.5 million, net of tax, or $0.07 per diluted common share) reduction of the legal reserves established during the second quarter of 2008.

Adjusted Net Income attributable to common shareholders, which excludes the aforementioned impairment and legal charges, was $7.2 million, or $0.25 per diluted common share, in the fourth quarter of 2009. Adjusted EBITDA for the fourth quarter of 2009 was $23.3 million compared with $31.3 million in the prior year quarter.

Full Year 2009 Financial Results

Revenues for full year 2009 increased 2% over 2008 to $1.58 billion. Net loss attributable to common shareholders was $9.4 million, or $0.33 per diluted common share. This compares with net income of $31.3 million, or $1.09 per diluted common share, in 2008, which included a pre-tax charge of $20.3 million ($12.4 million, net of tax, or $0.37 per diluted common share) relating to four resolved legal matters. Adjusted Net Income attributable to common shareholders for the full year 2009 was $34.9 million, or $1.21 per diluted common share. Adjusted EBITDA for 2009 was $106.3 million versus $120.3 million in 2008. Reconciliations of non-GAAP financial measures follow on pages 4, 5 and 9 of this release.

On February 1, 2010, the Company announced that it had amended its senior secured credit facility, increasing the revolver capacity by $25 million to $275 million, and extending the maturity to July 2013.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, "Our financial performance for 2009 did not reach the level we had envisioned at the beginning of the year. We were unable to achieve our revenue and profitability goals for the year as most of the state and local governments we serve were coping, and continue to cope, with substantial budgetary shortfalls. Nevertheless, the need and demand for our services remain strong, and we have demonstrated our ability to deliver these services in a cost effective manner.

"With strong operating cash flows, which more than doubled over 2008, we reduced debt by $61 million, or 23%, during 2009. We managed our working capital and maintained a solid balance sheet, giving us a platform on which to take advantage of ever-present growth opportunities. Our financial strength, the needs of the people we serve and our experience give us great confidence in the long-term future of our company."

2010 Guidance

The Company expects revenues of approximately $1.6 billion and diluted earnings per common share in the range of $1.05 to $1.15. The 2010 guidance assumes:

  Organic growth offsetting anticipated rate and volume reductions.
  Extension of the Medicaid funding provisions of the American Recovery and Reinvestment Act through June 30, 2011.
  Reauthorization of funding under the Workforce Investment Act and Temporary Assistance for Needy Families.
  No additional financial impact from legal matters or potential healthcare reform legislation.

A listen-only simulcast of ResCare's fourth quarter and year-end 2009 conference call will be available on‑line at www.rescare.com on March 9, 2010, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 46,000 dedicated employees serve daily more than 65,000 people in 41 states, Washington, D.C., Puerto Rico and in a number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income Statement Data:
Revenues	$ 387,228	$ 394,883	$ 1,579,155	$ 1,543,583
Facility and program expenses	362,137	351,414	1,445,900	1,407,516
Facility and program contribution	25,091	43,469	133,255	136,067
Corporate general and administrative	14,254	14,547	59,281	58,893
Asset impairment charges	71,991	313	71,991	313
Other operating (income) expense, net	(942)	45	(1,159)	41
Operating (loss) income	(60,212)	28,564	3,142	76,820
Interest expense, net	3,980	5,471	16,455	19,099
(Loss) income from continuing operations before income taxes	(64,192)	23,093	(13,313)	57,721
Income tax (benefit) expense	(22,125)	8,353	(3,021)	20,822
(Loss) income from continuing operations	(42,067)	14,740	(10,292)	36,899
Loss from discontinued operations, net of tax	–	(60)	–	(339)

Net (loss) income – including noncontrolling interest	(42,067)	14,680	(10,292)	36,560
Net loss – noncontrolling interest	(277)	–	(855)	–
Net (loss) income – ResCare, Inc.	(41,790)	14,680	(9,437)	36,560
Net income attributable to preferred shareholders	–	2,112	–	5,263
Net (loss) income attributable to common shareholders	$ (41,790)	$ 12,568	$ (9,437)	$ 31,297

Basic (loss) earnings per common share:
From continuing operations	$ (1.45)	$ 0.44	$ (0.33)	$ 1.11
From discontinued operations	–	(0.00)	–	(0.01)
Basic (loss) earnings per common share	$ (1.45)	$ 0.44	$ (0.33)	$ 1.10

Diluted (loss) earnings per common share:
From continuing operations	$ (1.45)	$ 0.44	$ (0.33)	$ 1.10
From discontinued operations	–	(0.00)	–	(0.01)
Diluted (loss) earnings per common share	$ (1.45)	$ 0.44	$ (0.33)	$ 1.09

Weighted average number of common shares:
Basic	28,871	28,613	28,764	28,462
Diluted	28,871	28,613	28,764	28,600
RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands, except per share data)

Reconciliation of Net (Loss) Income to Adjusted Net Income Attributable to Common Shareholders:
	Three Months Ended December 31,
	2009		2008
		Per diluted common share		Per diluted common share
Net (loss) income - ResCare, Inc., as reported	$ (41,790)	$ (1.45)	$ 14,680	$ 0.51
Asset impairment charges, net of tax	47,085	1.63	200	0.01
Legal charges (recoveries), net of tax	3,071	0.11	(2,505)	(0.09)
Adjusted Net Income – ResCare, Inc. (1)	8,366	0.29	12,375	0.43
Adjusted Net Income attributable to preferred shareholders(2)	(1,195)	(0.04)	(1,781)	(0.06)
Adjusted Net Income attributable to common shareholders(3)	$ 7,171	$ 0.25	$ 10,594	$ 0.37
Weighted average diluted common shares	28,871		28,613

	Year Ended December 31,
	2009		2008
		Per diluted common share		Per diluted common share
Net (loss) income - ResCare, Inc., as reported	$ (9,437)	$ (0.33)	$ 36,560	$ 1.28
Asset impairment charges, net of tax	47,085	1.64	200	0.01
Legal charges, net of tax	3,071	0.11	12,375	0.43
Adjusted Net Income – ResCare, Inc. (1)	40,719	1.42	49,135	1.72
Adjusted Net Income attributable to preferred shareholders(2)	(5,834)	(0.21)	(7,074)	(0.25)
Adjusted Net Income attributable to common shareholders(3)	$ 34,885	$ 1.21	$ 42,061	$ 1.47
Weighted average diluted common shares	28,764		28,600

(1)     Adjusted Net Income – ResCare, Inc. is defined as net income – ResCare, Inc. before the asset impairment charges and certain legal charges, net of their related income tax effects. Adjusted Net Income – ResCare, Inc. and its attribution to preferred and common shareholders should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from Adjusted Net Income – ResCare, Inc. are significant components in understanding and assessing financial performance. Management believes that Adjusted Net Income – ResCare, Inc. is useful to investors to evaluate performance.

(2)     Adjusted Net Income attributable to preferred shareholders is determined based on Adjusted Net Income – ResCare, Inc. whereby income is attributed to preferred shareholders.

(3)     Adjusted Net Income attributable to common shareholders is determined based on Adjusted Net Income – ResCare, Inc. whereby income is attributed to common shareholders.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Reconciliation of (Loss) Income from Continuing Operations to EBITDA and Adjusted EBITDA:
(Loss) income from continuing operations	$ (42,067)	$ 14,740	$ (10,292)	$ 36,899
Add: Interest, net	3,980	5,471	16,455	19,099
Depreciation and amortization	6,503	6,488	26,161	22,943
Income tax (benefit) expense	(22,125)	8,353	(3,021)	20,822
EBITDA(1)	(53,709)	35,052	29,303	99,763
Asset impairment charges	71,991	313	71,991	313
Legal charges (recoveries)	5,026	(4,100)	5,026	20,254
Adjusted EBITDA(1)	$ 23,308	$ 31,265	$ 106,320	$ 120,330

 (1) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. Adjusted EBITDA is defined as EBITDA before the asset impairment charges and certain legal charges. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are commonly used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in the Company's credit agreement.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Dec. 31, 2009	Dec. 31, 2008
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$ 20,672	$ 13,594
Accounts receivable, net	211,350	230,976
Other current assets	48,552	46,913
Total current assets	280,574	291,483
Property and equipment, net	81,347	84,157
Goodwill	422,626	476,196
Other assets, net	60,393	62,307
	$ 844,940	$ 914,143

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 156,946	$ 155,921
Other long-term liabilities	59,076	65,959
Long-term debt	196,193	255,386
Shareholders' equity	432,725	436,877
	$ 844,940	$ 914,143
RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Year ended December 31,
	2009	2008
Cash Flow Data:
Net (loss) income – including noncontrolling interest	$ (10,292)	$ 36,560
Adjustments to reconcile net (loss) income, including noncontrolling interest, to cash provided by operating activities:
Depreciation and amortization	26,161	22,943
Amortization of discount	1,221	1,192
Asset impairment charges	71,991	313
Deferred compensation	–	95
Share-based compensation	4,259	4,846
Deferred income taxes	(9,762)	6,311
Excess tax benefits from share-based compensation	369	(935)
Provision for losses on accounts receivable	9,009	7,104
Gain on purchase of businesses	(1,474)	–
Loss (gain) on sale of assets	269	(5)
Changes in operating assets and liabilities	12,886	(31,872)
Cash provided by operating activities	104,637	46,552

Cash flows from investing activities:
Purchases of property and equipment	(15,928)	(19,391)
Acquisitions of businesses	(20,397)	(56,659)
Proceeds from sale of assets	188	633
Cash used in investing activities	(36,137)	(75,417)

Cash flows from financing activities:
Debt (repayments) borrowings, net	(60,732)	31,894
Debt issuance costs	(72)	(118)
Excess tax (expense) benefits from share-based compensation	(369)	935
Proceeds received from exercise of stock options	415	1,562
Employee withholding payments on share-based compensation	(1,379)	(1,593)
Cash (used in) provided by financing activities	(62,137)	32,680
Effect of exchange rate on cash and cash equivalents	715	(1,030)
Increase in cash and cash equivalents	$ 7,078	$ 2,785
RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Segment Data:
Revenues:
Community Services	$ 288,577	$ 284,056	$1,152,765	$1,109,275
Job Corps Training Services	32,443	41,674	145,821	163,944
Employment Training Services	57,275	55,753	232,732	222,394
Other	8,933	13,400	47,837	47,970
Consolidated	$ 387,228	$ 394,883	$1,579,155	$1,543,583

Adjusted Operating Income (Loss)(1):
Community Services	$ 29,523	$ 31,137	$ 117,127	$ 120,200
Job Corps Training Services	1,797	2,946	10,143	11,782
Employment Training Services	3,219	5,253	15,830	22,692
Other	(3,427)	188	(3,774)	1,903
Total Operating Expenses	(14,307)	(14,747)	(59,167)	(59,190)
Consolidated	$ 16,805	$ 24,777	$ 80,159	$ 97,387

Adjusted Operating Margin(1):
Community Services	10.2%	11.0%	10.2%	10.8%
Job Corps Training Services	5.5%	7.1%	7.0%	7.2%
Employment Training Services	5.6%	9.4%	6.8%	10.2%
Other	(38.4%)	1.4%	(7.9%)	4.0%
Total Operating Expenses	(3.7%)	(3.7%)	(3.7%)	(3.8%)
Consolidated	4.3%	6.3%	5.1%	6.3%

 (1) Adjusted Operating Income is defined as operating income before the asset impairment charge and certain legal charges. Adjusted Operating Margin is defined as Adjusted Operating Income divided by Revenues. A reconciliation of Adjusted Operating Income to GAAP measures is included in this press release. Adjusted Operating Income should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from Adjusted Operating Income are significant components in understanding and assessing financial performance. Management believes that Adjusted Operating Income is useful to investors to evaluate performance.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Reconciliation of Operating (Loss) Income to Adjusted Operating Income:
Operating (Loss) Income(1):
Community Services(2) (3) (4)	$ 24,497	$ 34,924	$ 112,101	$ 99,633
Job Corps Training Services	1,797	2,946	10,143	11,782
Employment Training Services(5)	(49,863)	5,253	(37,252)	22,692
Other(6) (7)	(22,336)	188	(22,683)	1,903
Total Operating Expenses	(14,307)	(14,747)	(59,167)	(59,190)
Consolidated	$ (60,212)	$ 28,564	$ 3,142	$ 76,820

Adjustments:
Community Services(2) (3) (4)	$ 5,026	$ (3,787)	$ 5,026	$ 20,567
Job Corps Training Services	–	–	–	–
Employment Training Services(5)	53,082	–	53,082	–
Other(6) (7)	18,909	–	18,909	–
Total Operating Expenses	–	–	–	–
Consolidated	$ 77,017	$ (3,787)	$ 77,017	$ 20,567

Adjusted Operating Income (Loss):
Community Services	$ 29,523	$ 31,137	$ 117,127	$ 120,200
Job Corps Training Services	1,797	2,946	10,143	11,782
Employment Training Services	3,219	5,253	15,830	22,692
Other	(3,427)	188	(3,774)	1,903
Total Operating Expenses	(14,307)	(14,747)	(59,167)	(59,190)
Consolidated	$ 16,805	$ 24,777	$ 80,159	$ 97,387

 (1) Other operating expense (income) per Income Statement Data on page 3 has been allocated for purposes of segment reporting.

(2)   Operating income for the three month and twelve month periods ended December 31, 2009, included a $5.0 million increase in legal reserves.

(3)   Operating income for the three months ended December 31, 2008, included a $4.1 million reduction of the legal reserves due to the final judgment in one case; operating income for the twelve months ended December 31, 2008, includes a $20.3 million charge related to the resolution of four separate legal matters.

(4)   Operating income for the three month and twelve month periods ended December 31, 2008, included a $0.3 million impairment charge related to a building.

(5)   Operating loss for the three month and twelve month periods ended December 31, 2009, included a $53.1 million goodwill impairment charge.

(6)   Operating loss for the three month and twelve month periods ended December 31, 2009, included an $8.2 million goodwill impairment charge and a $0.7 million impairment charge on certain long-lived assets in our International reporting unit.

(7)   Operating loss for the three month and twelve month periods ended December 31, 2009, included an $8.8 million goodwill impairment charge and a $1.2 million impairment charge on certain long-lived assets in our Schools reporting unit.

CONTACT:  ResCare, Inc.
          David W. Miles, Chief Financial Officer
          502-394-2137